(page 66)
                                                                   Exhibit 10.g.


                                 THIRD AMENDMENT

                                     TO THE

                            HEILIG-MEYERS EMPLOYEES'

                   PROFIT SHARING AND RETIREMENT SAVINGS PLAN


THIRD AMENDMENT, dated as of May 1, 1995, to the Heilig-Meyers Employees' Profit Sharing and Retirement Savings Plan, by Heilig-Meyers Company (the "Company"). The Company maintains the Heilig-Meyers Employees' Profit Sharing and Retirement Savings Plan, originally effective as of March 31, 1969, most recently amended and restated effective as of March 1, 1989, and subsequently amended (the "Plan"). The Company has the power to amend the Plan and now wishes to do so. NOW, THEREFORE, the Plan is amended as follows:

I. The last paragraph of Section 1.19 is amended in its entirety to read as follows:

To the extent required by law, the Plan will be administered in accordance with the Family and Medical Leave Act of 1993 and the Uniformed Services Employment and Reemployment Rights Act of 1994.

II. Section 2.1 is amended by adding the following new subsection (e) and by relettering current subsections (e) and (f): (e) Effective July 1, 1995, each Employee who is not an Ineligible Employee and who is not already a Participant pursuant to the provisions of this Section 2.1, will become a Participant on the first Entry Date after he has satisfied the following requirements, if he is then an Employee:

(i)  He has completed a One-Year Period of Service.

(ii)  He has attained age 21.

(iii) He has  completed an election  form in the time  prescribed  under section
3.1.

Any Employee who was an Ineligible Employee prior to July 1, 1995, solely because of his failure to satisfy the condition contained in Section 2.1(d)(ii) above shall no longer be considered an Ineligible Employee.

(page 67)
III. The second sentence of Section 4.2(c) is amended in its entirety to read as follows: The allocation shall be made in the proportion that each such Participant's Salary Reduction Contributions or Voluntary Employee Contributions for the Plan Year, up to 6% of his Compensation, bear to the Salary Reduction Contributions and Voluntary Employee Contributions of all such Participants for the Plan Year, up to 6% of all such Participants' Compensation.

IV. The first sentence of Section 9.1 is amended in its entirety to read as follows:

This Plan shall be irrevocable and binding as to all contributions made by the Company to the Trust, but this Plan may be amended from time to time by resolution of the Board, or by resolution of an Executive Committee of such Board, pursuant to the Company's bylaws.

V. The first sentence of Section 9.2 is amended in its entirety to read as follows:

This Plan may be terminated at any time by resolution of the Board, or by resolution of an Executive Committee of such Board, pursuant to the Company's bylaws.

VI.      This Amendment shall be effective as of July 1, 1995.

VII. In all respects not amended, the Plan is hereby ratified and confirmed.

To record the adoption of the Amendment as set forth above, the Company has caused this document to be signed on this 26th day of June, 1995.

HEILIG-MEYERS COMPANY


         By:/s/ William J. Dieter